                              TAX MATTERS AGREEMENT


         This TAX MATTERS AGREEMENT (this "Agreement") dated as of ____________, 2000, is made by and among Ceridian Corporation, a Delaware corporation, to be renamed Arbitron Inc. ("Arbitron" and hereinafter sometimes referred to as "Old Ceridian" for periods (including the portion of any such period) ending on or prior to the Distribution Date) and New Ceridian Corporation, a Delaware corporation , to be renamed Ceridian Corporation ("New Ceridian").

         WHEREAS, Old Ceridian conducted the Media Information business and other businesses;

         WHEREAS, the other businesses will be transferred to New Ceridian pursuant to a Distribution Agreement dated as of _____________, 2000 (the "Distribution Agreement") between Old Ceridian and New Ceridian;

         WHEREAS, the Distribution Agreement provides for the execution and delivery of this Agreement;

         WHEREAS capitalized terms used herein that are not otherwise defined herein have the meanings set forth in the Distribution Agreement;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and conditions contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                             ADDITIONAL DEFINITIONS

         1.1 ADDITIONAL TAX DEFINITIONS. For purposes of this Agreement, the following definitions will apply:

               (a) "Arbitron Income Taxes" means (i) all Income Taxes imposed on, assessed against, collected with respect to, or measured by the net or gross income, profits or receipts related to Arbitron and its Subsidiaries or their respective assets or operations, that arise in, or are attributable to, any and all periods (including the portion of any such period) beginning after the Distribution Date and (ii) all Reserved Taxes, any Taxes resulting from the breach by Arbitron of its covenants or representations in Sections 5.2, 5.3 and 5.5 and any Taxes referred to in Section 5.7(a) of this Agreement.

               (b) "Code" means the Internal Revenue Code of 1986, as amended.

               (c) "Income Taxes" or "Income Tax" means any and all liability for any taxes imposed on the income of a corporation, including without limitation, any liability under the Code and all federal, state, local, and foreign income, profits, gross receipts and unitary taxes or similar taxes or other assessments imposed with respect thereto and any interest, penalties or additions with respect of such tax, and shall include, any transferee or secondary liability (whether imposed by law, contractual agreement or otherwise) any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

               (d) "Old Ceridian Income Taxes" means all Income Taxes imposed on, assessed against, collected with respect to, or measured by the net or gross income, profits or receipts related to Old Ceridian and the Subsidiaries of Old Ceridian or their respective assets or operations that arise in, or are attributable to, any and all periods (including the portion of any such periods) ending on or prior to the Distribution Date except for
(i) any Reserved Taxes and (ii) any Taxes resulting from the breach by Arbitron of its covenants or representations in Sections 5.2, 5.3 and 5.5 and any Taxes referred to in Section 5.7(a) of this Agreement. If there are any Taxes described in (ii) of the preceding sentence, the income or gain giving rise to such Taxes shall not be included in determining the amount, if any, of Old Ceridian Income Taxes.

                 (e) "Post-Closing Period" means all taxable periods beginning after the Distribution Date and the portion after the Distribution Date of any taxable period that begins on or before the Distribution Date and ends after the Distribution Date.

                 (f) "Pre-Closing Period" means all taxable periods ending on or prior to the Distribution Date and the portion to and including the Distribution Date of any taxable period that begins on or before the Distribution Date and ends after the Distribution Date.

                 (g) "Pre-Closing Period Sales Taxes" means sales taxes (including any interest, penalties or additions) with respect to transactions of Old Ceridian and the Subsidiaries of Old Ceridian that arise in, or attributable, to any and all periods (including the portion of any such periods) ending on or prior to the Distribution Date.

                 (h) "Reserved Taxes" means an Income Tax liability separately accrued on the balance sheet of Arbitron or its Subsidiaries as of the Distribution Date.


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

                 (i) "Ruling Request" means the 'Ceridian Corporation Section 355 Ruling Request' filed with the Internal Revenue Service on July 17, 2000.

                 (j) "Tax" or "Taxes" means Income Taxes and Pre-Closing Period Sales Taxes.

                 (k) "Tax Returns" means any return, report, information return or other documents (including any related supporting schedules, statements, or information) filed or required to be filed with any Tax authority or government entity in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes defined herein.

         1.2 TAX PERIODS INCLUDING PRE-CLOSING AND POST-CLOSING ACTIVITY. For purposes of determining Old Ceridian Income Taxes and Arbitron Income Taxes, Income Taxes and Income Tax items for Tax periods that begin on or prior to the Effective Date and end after the Distribution Date shall be allocated and apportioned to the parties on the basis of an interim closing of the books as of the end of the Distribution Date. Any Income Tax adjustments occurring during such periods shall be allocated to the Pre-Closing Period and the Post-Closing Period based on a simulated Tax Return for each period. Where a change in method of accounting for Income Taxes is required due to a legislative change which becomes effective for such Tax period, the adjustment applicable to such Tax period shall be apportioned to the parties on the basis of the ratio of the number of days in the period to the number of days in the Tax period. To the extent permitted by applicable law, New Ceridian and Arbitron shall take all reasonable actions to end (or have the effect of ending) on the Distribution Date any Tax periods of New Ceridian or its Subsidiaries that would otherwise end after such date. Notwithstanding the foregoing, if the Distribution occurs in December 2000, New Ceridian and Arbitron shall take all reasonable actions to end any such Tax Periods, to the extent permitted by law, on December 31, 2000.

                                   ARTICLE II

                                   INDEMNITIES

         2.1     INDEMNITIES.

                 (a) New Ceridian shall pay when due, and be responsible for, all Old Ceridian Income Taxes and Pre-Closing Period Sales Taxes. New Ceridian shall indemnify Arbitron and its Subsidiaries (net of tax benefit) against any and all Old Ceridian Income Taxes and Pre-Closing Period Sales Taxes and costs, expenses and liabilities (including reasonable attorneys' and accounting


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

fees) incurred in connection with the operation or enforcement of this
Section 2.1(a).

                 (b) Arbitron shall pay when due, and be responsible for, all Arbitron Income Taxes. Arbitron shall indemnify New Ceridian and its Subsidiaries (net of tax benefit) against any and all Arbitron Income Taxes incurred in connection with the operation or enforcement of this Section 2.1(b).

                 (c) For the purposes of this Article II, Old Ceridian Income Taxes and New Ceridian's obligation to indemnify Arbitron shall not include any Income Tax relating to any timing adjustments, including deductions, credits or reductions in income, which (i) give rise to an increase in the Income Tax liability as related to the Pre-Closing Period and (ii) are available to be used by Arbitron or its Subsidiaries on any Arbitron Post-Closing Period Tax Return.

                 (d) New Ceridian shall be obligated to indemnify Arbitron or its Subsidiaries for interest accrued and paid (net of tax benefit) on the Income Tax liability paid by Arbitron or its Subsidiaries per Section 2.1(c) of this Agreement. Such interest shall be limited to the amount accrued and paid during the period of time which ends on the filing due date (excluding any extensions) for the Tax period in which the timing adjustment is an allowable deduction.

                 (e) New Ceridian shall not be obligated to indemnify Arbitron or its Subsidiaries for any decrease to any net operating loss, credit or other carryforward available to Arbitron or its Subsidiaries resulting from adjustments to any item of income, deduction, credit or exclusion on Tax Returns for which New Ceridian is responsible.

                 (f) Arbitron shall not be obligated to indemnify New Ceridian or its Subsidiaries for any increase to any net operating loss carryforward available to Arbitron or its Subsidiaries resulting from adjustments to any item of income, deduction, credit or exclusion on Tax Returns for which New Ceridian is responsible.

                 (g)(1) When, before January 1, 2004, a party is required to make a payment pursuant to Sections 2.1(a), 2.1(b) or 2.1(d), it shall, except as provided in Section 2.1(g)(3), make the payment when due in an amount determined without regard to the "net of tax benefit" language. Except to the extent that a tax benefit has been taken into account in determining the amount of an offset under Section 2.1(g)(3), if and when the indemnified party receives a tax benefit, then it shall pay to the indemnifying party an amount equal to such tax benefit. For this purpose, an indemnified party shall be treated as receiving a tax benefit when the amount of Taxes that the party would otherwise be required to pay is reduced, including a reduction in the amount of estimated taxes otherwise payable. For example, if a party receives


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

$100 with respect to a state tax liability and the payment of $100 of state taxes results in a reduction in the payment of Federal estimated income taxes of $35, there has been a $35 tax benefit and the indemnified party is required to pay $35 to the indemnifying party when the estimated tax return is filed. Notwithstanding the foregoing, to the extent that the indemnified party has not received a tax benefit by December 31, 2003 or that benefit has not been taken into account in determining an offset under Section 2.1(g)(3), the indemnified party shall pay to the indemnifying party, on December 31, 2003, an amount equal to (i) the tax benefit that the indemnified party would receive if it had sufficient income to be taxed at the highest corporate Federal income tax rate less (ii) the sum of (y) the tax benefit previously received plus (z) the tax benefit taken into account in computing an offset under Section 2.1(g)(3).

                 (g)(2) If , on or after January 1, 2004, a party is required to make a payment pursuant to Sections 2.1(a), 2.1(b) or 2.1(d), it shall make the payment when due in an amount determined taking in account the "net of tax benefit" language. For this purpose, the reduction in the amount of the payment shall be equal to the tax benefit that the indemnified party would receive if it had sufficient income to be taxed at the highest corporate Federal income tax rate.

                 (g)(3) If, pursuant to the first sentence of Section 2.1(g)(1), the indemnifying party is required to make a payment without regard to the "net of tax benefit" language and if that party has previously received a payment pursuant to Sections 3.1 or 3.2 that was reduced in amount in accordance with the last sentence of Section 3.1 or 3.2, then, the indemnifying party shall reduce the amount of the payment that would otherwise be made in accordance with the first sentence of Section 2.1(g)(1) by the lesser of (i) the amount of the reduction pursuant to the last sentence of Section 3.1 or 3.2 that has not been previously taken into account under this Section 2.1(g)(3) and (ii) the tax benefit that the indemnified party under Section 2.1(a), 2.1(b) or 2.1(d) would receive if it had sufficient income to be taxed at the highest corporate Federal income tax rate.

                 (g)(4) If, in applying Section 2.1(g), the parties cannot agree on the amount of any tax benefit, they will seek to resolve any such dispute as quickly as possible. However, in the event that the parties are unable to resolve such dispute promptly, the matter shall be referred to a mutually acceptable accounting firm of nationally recognized standing (whose fees are to be borne 50% by New Ceridian and 50% by Arbitron).


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

                                   ARTICLE III

                                     REFUNDS

         3.1 NEW CERIDIAN REFUNDS. New Ceridian shall be entitled to all refunds related to Old Ceridian Income Taxes and Pre-Closing Sales Taxes. Arbitron shall cooperate with New Ceridian in obtaining any such refunds in the manner required by Article VI of this Agreement. Arbitron shall promptly assign and remit (and shall cause its Subsidiaries promptly to assign and remit) to New Ceridian an amount equal to any refunds of, or credits against, any Taxes received and realized by them (including interest thereon, if any) to the extent attributable to Old Ceridian Income Taxes or Pre-Closing Period Sales Taxes. To the extent that any such refund, credit or interest is included in the income of Arbitron for Income Tax purposes, the amount assigned and remitted to New Ceridian shall be reduced by 38% of such income.

         3.2 ARBITRON REFUNDS. Arbitron shall be entitled to all refunds of Arbitron Income Taxes and New Ceridian shall cooperate with Arbitron in obtaining such refunds in the manner required by Article VI of this Agreement. New Ceridian shall promptly assign and remit (or cause to be promptly assigned and remitted) to Arbitron an amount equal to any refunds of, or credits against, any Income Taxes received and realized by New Ceridian or its Subsidiaries (including interest thereon, if any), to the extent attributable to Arbitron Income Taxes. To the extent that any such refund, credit or interest is included in the income of New Ceridian or its Subsidiaries for Income Tax purposes, the amount assigned and remitted to Arbitron shall be reduced by 38% of such income.

                                   ARTICLE IV

                                   TAX RETURNS

         4.1   PREPARATION AND FILING.

               (a) New Ceridian shall prepare or caused to be prepared all Tax Returns relating to Old Ceridian Income Taxes and Pre-Closing Period Sales Taxes. Such Tax Returns shall be prepared in a manner that (i) is consistent with prior practice (including without limitation as to Tax and accounting methods, conventions and elections), and (ii) apportions items equitably from period to period. Arbitron and its Subsidiaries shall cooperate with New Ceridian in the filing of all such returns, and, if necessary, sign the Tax Returns. New Ceridian shall submit a draft of the portions of any such Tax Return that relate to the Media Information Business to Arbitron for Arbitron's review and approval at least 15 days prior to the respective due dates of such Tax Returns and Arbitron shall comment on such Tax Returns by the earlier of 15 days from the receipt or 5 days prior to the respective due dates of such Tax Returns. Arbitron acknowledges, however, that New Ceridian will timely file all such Tax Returns notwithstanding the failure by Arbitron to reveiw such Tax Returns or such disagreement between New Ceridian and Arbitron with respect to such Tax Returns.

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

               (b) Arbitron shall prepare or cause to be prepared all returns involving Arbitron Income Taxes except those returns prepared by New Ceridian pursuant to Section 4.1(a) of this Agreement.

               (c) Arbitron, upon its request, shall be entitled to copies of the Old Ceridian Income Tax Returns.

         4.2 TAX RETURN PAYMENTS. Amounts shown due on any Tax Returns shall be timely paid by the party responsible therefor as determined in accordance with Article II of this Agreement (the "Responsible Party"), irrespective of which party is obligated to prepare or file such Tax Return under this Article IV. The party obligated to file a particular Tax Return (the "Filing Party") has the right (but not the obligation, unless it is the Responsible Party) to pay the Tax shown due thereon, in which case the Responsible Party shall immediately reimburse the Filing Party for the payment of such Tax.

                                    ARTICLE V

                          REPRESENTATIONS AND COVENANTS

         5.1 NEW CERIDIAN REPRESENTATIONS. New Ceridian represents and warrants as of the date hereof, and covenants that on the Distribution Date:
(1) there is no plan or intention by New Ceridian to purchase any of its outstanding stock after the Distribution other than through stock purchases that meet the requirements of Rev. Proc. 96-30, (2) there is no plan or intention by New Ceridian to liquidate New Ceridian, merge New Ceridian with any other corporation (other than the merger of a wholly-owned subsidiary of New Ceridian into New Ceridian for the purpose of effectuating a name change to "Ceridian Corporation"), or sell or otherwise dispose of the assets of New Ceridian other than in the ordinary course of business, (3) payments made in connection with all continuing transactions between Arbitron and New Ceridian (and entities in their respective groups) will be at fair market value based on the terms and conditions arrived at by the parties bargaining at arm's length, (4) the Distribution is not part of a plan (or series of related transactions) pursuant to which one or more persons acquire directly or indirectly New Ceridian stock representing a "50-percent or greater interest" within the meaning of Section 355(e) of the Code, (5) there is no plan or intention by New Ceridian to enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuance's, pursuant to the exercise of options or otherwise, option grants, capital contributions, or acquisitions, but not including the Distribution) that may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly New Ceridian stock representing a 50-percent or greater interest within the meaning of Section 355(e) of the Code, and (6) there is no plan or intention by New


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Ceridian to otherwise take any action inconsistent with the information and representations set forth in the Ruling Request.

         5.2 ARBITRON REPRESENTATIONS. Arbitron represents and warrants as of the date hereof, and covenants that on the Distribution Date: (1) there is no plan or intention by Arbitron to purchase any of its outstanding stock after the Distribution other than through stock purchases that meet the requirements of Rev. Proc. 96-30, (2) there is no plan or intention by Arbitron to liquidate Arbitron, merge Arbitron with any other corporation (other than a merger of a wholly-owned subsidiary of Old Ceridian into Old Ceridian for the purpose of effectuating a name change to "Arbitron Inc."), or sell or otherwise dispose of the assets of Arbitron other than in the ordinary course of business, (3) payments made in connection with all continuing transactions between Arbitron and New Ceridian (and entities in their respective groups) will be at fair market value based on the terms and conditions arrived at by the parties bargaining at arm's length, (4) the Distribution is not part of a plan (or series of related transactions) pursuant to which one or more persons acquire directly or indirectly Arbitron stock representing a "50-percent or greater interest" within the meaning of
Section 355(e) of the Code, and (5) there is no plan or intention by Arbitron to enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, capital contributions, or acquisitions, but not including the Distribution) that may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly Arbitron stock representing a 50-percent or greater interest within the meaning of Section 355(e) of the Code, and (6) there is no plan or intention by Arbitron to otherwise take any action inconsistent with the information and representations set forth in the Ruling Request.

         5.3 NEW CERIDIAN AND ARBITRON REPRESENTATIONS. Each of New Ceridian and Arbitron, respectively, represent as of the date hereof, and covenant that on the Distribution Date, neither New Ceridian nor Arbitron, respectively (as applicable), is aware of any present plan or intention by the current shareholders of Arbitron to sell, exchange, transfer by gift, or otherwise dispose of any of their stock in, or securities of, Arbitron or New Ceridian subsequent to the Distribution.

         5.4 NEW CERIDIAN COVENANTS. New Ceridian covenants to Arbitron that New Ceridian shall not take any action, or fail or omit to take any action that would cause any of the representations set forth in Section 5.1 to be untrue. Moreover, (x) during the two-year period following the Distribution Date, New Ceridian will not cease to be engaged in the active trade or business relied upon for purposes of satisfying the requirements of
Section 355(b) of the Code in the Ruling Request, and (y) during the applicable period provided in Section 355(e)(2)(B) of the Code with respect to the Distribution, New Ceridian


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will not enter into any transaction or make any change in equity structure
(including stock issuances, pursuant to the exercise of options, option grants or otherwise, capital contributions, or acquisitions, but not including the Distribution) that may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly New Ceridian stock representing a "50-percent or greater interest" within the meaning of Section 355(e) of the Code.

         5.5 ARBITRON COVENANTS. Arbitron covenants to New Ceridian that Arbitron shall not take any action, or fail or omit to take any action that would cause any of the representations set forth in Section 5.2 to be untrue. Moreover, (x) during the two-year period following the Distribution Date, Arbitron will not cease to be engaged in the active trade or business relied upon for purposes of satisfying the requirements of Section 355(b) of the Code in the Ruling Request, and (y) during the applicable period provided in
Section 355(e)(2)(B) of the Code with respect to the Distribution, Arbitron will not enter into any transaction or make any change in equity structure (including stock issuances, pursuant to the exercise of options, option grants or otherwise, capital contributions, or acquisitions, but not including the Distribution) that may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly Arbitron stock representing a "50-percent or greater interest" within the meaning of Section 355(e) of the Code.

         5.6 EXCEPTIONS. Notwithstanding the foregoing, New Ceridian and Arbitron may take actions inconsistent with the covenants contained in Sections 5.4 and 5.5 above, if:

               (a) New Ceridian obtains a ruling from the IRS to the effect that such actions should not result in the Distribution being taxable to Arbitron or its shareholders; or

               (b) Arbitron obtains a ruling from the IRS to the effect that such actions should not result in the Distribution being taxable to Arbitron or its shareholders; or

               (c) New Ceridian obtains an opinion of counsel recognized as an expert in federal income tax matters and acceptable to Arbitron to the same effect as in Section 5.6(a), provided that such opinion is reasonably acceptable to Arbitron; or

               (d) Arbitron obtains an opinion of counsel recognized as an expert in federal income tax matters and acceptable to New Ceridian to the same effect as in Section 5.6(b), provided that such opinion is reasonably acceptable to New Ceridian.

         5.7   SECTION 355(e) TAXES.


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               (a) If Section 355(e) of the Code is applicable because it is determined that the Distribution was part of a plan (or series of related distributions) pursuant to which one or more persons acquired directly or indirectly Arbitron stock representing a "50-percent or greater interest" within the meaning of Section 355(e), any resulting Taxes shall constitute Arbitron Income Taxes.

               (b) If Section 355(e) of the Code is applicable because it is determined that the Distribution was part of a plan (or series of related distributions) pursuant to which one or more persons acquired directly or indirectly New Ceridian stock representing a "50-percent or greater interest" within the meaning of Section 355(e), any resulting Taxes shall constitute Old Ceridian Income Taxes.

         5.8 TERMINOLOGY. For Purposes of this Article V the term "Arbitron stock" includes stock of Old Ceridian prior to its name change.

                                   ARTICLE VI

                              INFORMATION EXCHANGE

         6.1 COOPERATION. New Ceridian, Arbitron and their respective Subsidiaries shall cooperate with and make available to each other such Tax data, Tax Returns, and other information as may be reasonably required in connection with (i) the preparation or filing of any Tax Return, election, consent or certification, or any claim for refund, (ii) any determinations of liability for Taxes, or (iii) any audit, examination or other proceeding in respect of Taxes ("Tax Data"). Such cooperation shall include without limitation making their respective employees and independent auditors reasonably available on a mutually convenient basis for all reasonable purposes, including without limitation to provide explanations and background information and to permit the copying of the books, records, schedules, work papers, notices, revenue agent reports, settlement or closing agreements and other documents containing the Tax Data ("Tax Documentation").

         6.2 RETENTION. The Tax Data and the Tax Documentation shall be retained until one year after the expiration of the applicable statute of limitations (including extensions thereof); provided, however, that in the event an audit, examination, investigation or other proceeding has been instituted prior to the expiration of the applicable statute of limitations (or in the event of any claim under this Agreement), the information shall be retained until there is a final determination thereof (and the time for any appeal has expired).


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

         6.3 EXPENSES. Subject only to the provisions of Article VI of this Agreement, each party shall cooperate in the manner described in this Article VI at its own expense.

         6.4 NOTIFICATION TO SHAREHOLDERS. New Ceridian will undertake reasonable efforts to assist Arbitron, and Arbitron will provide each Arbitron shareholder who receives the New Ceridian shares pursuant to the Distribution with the information necessary to comply with the requirements of Code Section 355 and all regulations thereunder which relate to the statements that are to be filed by such shareholders with their federal income tax return to show the applicability of Code Section 355 to the Distribution.

                                   ARTICLE VII

                                 CONTEST RIGHTS

         7.1   NOTICE AND COOPERATION.

               (a) If any claim, demand, assessment (including a notice of proposed assessment) or other assertion is made for Taxes ("Tax Claim") against a party entitled to indemnification with respect thereto pursuant to this Agreement (an "Indemnitee") or if the Indemnitee receives any notice from any jurisdiction with respect to any current or future audit, examination, investigation or other proceeding ("Proceeding"), the Indemnitee shall promptly notify the party obligated to so indemnify (the "Indemnitor") of such Tax Claim or notice of Proceeding. If a notice of a Tax Claim or Proceeding is not given to an Indemnitor within a sufficient period of time or in reasonable detail, Indemnitor shall not be liable to Indemnitee to the extent that Indemnitor's position is actually prejudiced as a result thereof. If an Indemnitor receives notice of a Tax Claim or notice of Proceeding for which the Indemnitor is responsible under the Agreement, such Indemnitor shall promptly notify the Indemnitee thereof if such Tax Claim or Proceeding could directly or indirectly affect (adversely or otherwise) any Indemnitee (determined without regard to this Agreement).

               (b) The party controlling the defense, settlement or compromise of any Proceeding or any Tax claim shall keep the other party hereto duly informed of the progress thereof to the extent such Proceeding or Tax Claim could directly or indirectly affect (adversely or otherwise) such other party (determined without regard to this Agreement).

               (c) If the Indemnitor controls the defense, settlement or compromise of any Proceeding or Tax Claim for which it is responsible, the Indemnitee shall nevertheless cooperate in such defense, settlement or compromise as and to the extent reasonably requested by Indemnitor. Such


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

cooperation shall be at Indemnitor's expense (on a current basis), including all liabilities, costs and expenses (including reasonable attorneys' fees and accounting fees but excluding in-house legal or tax assistance) incurred in connection with such cooperation and authorized by Indemnitor.

               (d) If the Indemnitor does not control the defense, settlement or compromise of any Proceeding or Tax Claim for which it is responsible, it shall nevertheless (i) cooperate (at its own expense) in such defense, settlement or compromise to the extent reasonably requested by Indemnitee and
(ii) indemnify (on a current basis) Indemnitee against any reasonable liabilities, costs and expenses (including reasonably attorney's and accounting fees but excluding in-house legal or tax assistance) arising out of, or incident to, the Proceeding or Tax Claim, including without limitation those incurred in connection with the defense, settlement or compromise thereof.

         7.2   CONTROL.

               (a) Except as otherwise provided in Section 7.2(b) or Section
7.3 hereof, the Indemnitor shall have the right to control the defense, settlement or compromise of any Proceeding or Tax Claim to the extent it is responsible therefor pursuant to Article II of this Agreement.

               (b) Notwithstanding the provisions of Section 7.2(a) hereof (and subject to the provisions of Section 7.3 hereof), an Indemnitee (in lieu of the Indemnitor) shall have the right (but not the obligation) to control the defense, compromise or settlement of any Proceeding or Tax Claim if (x) the Indemnitor fails to do so or requests the Indemnitee to do so, or (y) the Indemnitor is the subject of a voluntary bankruptcy, an adjudicated bankruptcy, or an involuntary petition that has been filed and not discharged within ninety days.

               (c) The parties agree to provide an Indemnitor with any authorizations, power of attorney, etc. as may be necessary to permit an Indemnitor to pursue the action permitted by this Article VII.

         7.3   APPROVAL.

               (a) The Indemnitee shall not agree to a settlement or compromise of any Proceeding or Tax Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld) if such settlement or compromise will result in an obligation of the Indemnitor pursuant to this Agreement.

               (b) Arbitron shall not agree to a settlement or compromise of any Proceeding or Tax Claim involving any Taxes resulting from the breach by Arbitron of its covenants or representations in Sections 5.2, 5.3 and 5.5 and any Taxes referred to in Section 5.7(a) of this Agreement without the prior


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

written consent of New Ceridian (which consent shall not be unreasonably withheld).

               (c) A party receiving a written request for consent pursuant to this Section 7.3 shall respond as soon as practicable and in no event after the period of time beginning ten working days prior to the expiration of the period for appealing the assessment or claim. The parties shall seek to resolve any dispute with respect thereto as quickly as possible. However, in the event the parties are unable to resolve such dispute promptly, the matter shall be referred to a mutually acceptable accounting firm of nationally recognized standing (whose fees are to be borne 50% by New Ceridian and 50% by Arbitron).

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 PRIOR TAX SHARING AGREEMENTS. The parties agree that effective upon the consummation of the Distribution, all Tax agreements (other than this Agreement) between or by and among Old Ceridian, New Ceridian, Arbitron and/or any Subsidiaries of Old Ceridian, New Ceridian or Arbitron shall terminate and have no further force and effect.

         8.2 SURVIVAL OF OBLIGATIONS. Notwithstanding anything in this Agreement or the Distribution Agreement to the contrary, this Agreement shall survive the consummation of the transactions contemplated by the Distribution Agreement and shall continue throughout the period ending on the later of (i) one year after the expiration of all applicable statutes of limitation (including extensions), and (ii) the final determination of (and the expiration of the time to appeal) any Proceeding relating to Taxes or Tax matters covered by (or any claim under) this Agreement.

         8.3 SEVERABILITY. In case one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         8.4 MODIFICATION OF AGREEMENT. No modification, amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of the parties hereto and then such modification, amendment or waiver shall be effective only in the specific instance and for the purpose for which given.


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

         8.5 NOTICES. All notices or other communications required or permitted under this Agreement shall be made in the manner provided in
Section 8.6 of the Distribution Agreement.

         8.6 TITLES; HEADINGS. The titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         8.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other parties.

         8.8 SUCCESSORS AND ASSIGNS. Except to the extent the Distribution Agreement may be assigned by Arbitron or New Ceridian, this Agreement and the rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

                                         Ceridian Corporation


                                         By: _________________________


                                         Title: ______________________


                                         New Ceridian Corporation


                                         By: _________________________

                                         Title: ______________________


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